Exhibit 99.2

[HPL Technologies Inc. letterhead]

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

September 26, 2005

Gentlemen:

HPL Technologies, Inc. (the “Company”) has advised Synopsys, Inc. (“Synopsys”) that the Company wishes to engage in discussions with Synopsys regarding a possible transaction involving Synopsys and the Company (a “Possible Transaction”).  In order to induce Synopsys to engage in a due diligence investigation of the Company’s business and to engage in negotiations with the Company regarding a Possible Transaction (and in recognition of the time and effort that Synopsys may expend and the expenses that Synopsys may incur in investigating the Company’s business and negotiating a Possible Transaction), the Company, intending to be legally bound, agrees as follows:

1.             The Company acknowledges and agrees that, until 5:00 p.m. Pacific Time on October 3, 2005 (the “Expiration Date”), the Company will not, and will not permit any of its officers, directors, financial advisors or other Representatives (as defined in paragraph 6 below) to, directly or indirectly:

(a)           solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than Synopsys) relating to a possible Acquisition Transaction (as defined in paragraph 6 below);

(b)           participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person or entity (other than Synopsys) relating to or in connection with a possible Acquisition Transaction; or

(c)           accept any proposal or offer from any person or entity (other than Synopsys) relating to a possible Acquisition Transaction.

The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Synopsys) relating to a possible Acquisition Transaction, and shall promptly (and in any event within 24 hours of receipt) provide Synopsys with notice of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company’s Representatives from any person or entity (other than Synopsys) on or prior to the Expiration Date.  Such notice shall include the identity of the person or entity that submitted such expression of interest, inquiry, proposal or offer and a summary of the material terms of such expression of interest, inquiry, proposal or offer.

2.             The Company acknowledges and agrees that neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of Synopsys (a) to engage in any due diligence investigation of the Company’s business or any discussions or negotiations with the Company or (b) to pursue or enter into any transaction or relationship of any nature with the Company.

3.             Notwithstanding any such disclosure made by Synopsys (it being understood that Synopsys may make such disclosures in connection with its filing of an amended Schedule 13D in connection with a Possible Transaction) or the Company in a concurrent Form 8-K, the Company shall not make or permit any disclosure to any person or entity (other than to its employees and Representatives) regarding (a) the existence or terms of this letter agreement, (b) any due diligence investigation by Synopsys of the Company’s business, (c) the existence of any discussions or potential negotiations between the Company and Synopsys or (d) the existence or terms of any potential proposal regarding a Possible Transaction, except as may be required by law, rule, regulation or court order.

4.             The Company acknowledges and agrees that, in addition to all other remedies available (at law or otherwise) to Synopsys, Synopsys shall be entitled to equitable relief (including injunction and specific performance) as a remedy for any breach or threatened breach of any provision of this letter agreement.  The Company further acknowledges and agrees that Synopsys shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 4, and the Company waives any right it may have to require that Synopsys obtain, furnish or post any such bond or similar instrument.  If any action, suit or proceeding relating to this letter agreement or the enforcement of any provision of this letter agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.             This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws).  The Company: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agrees that service of any process, summons, notice or document by U.S. mail addressed to the Company at the address set forth at the beginning of this letter agreement shall be deemed to constitute effective service thereof for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.  Each of the parties to this letter agreement irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this letter agreement.

6.             For purposes of this letter agreement:

(a)   The Company’s “Representatives” shall include each person or entity that is or becomes: (i) a subsidiary of the Company; or (ii) an officer, director, employee, attorney, advisor, accountant, agent or representative of (A) the Company, (B) any of the Company’s subsidiaries or (C) any of the Company’s officers, directors, employees, attorneys, advisors, accountants, agents or representatives.

(b)   “Acquisition Transaction” shall mean any transaction involving:

(i)            the sale, license, disposition or acquisition of any assets that collectively represent at least 10% of the value of, or 10% of the revenues generated by, the assets of the Company and its subsidiaries, taken as a whole, at March 31, 2005 or during the fiscal year then ended, as applicable;

(ii)           the issuance, grant, disposition or acquisition of (A) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or

(iii)          any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company;

provided, however, that the following will not be deemed to be an “Acquisition Transaction:” (A) the grant of stock options by the Company to its employees in the ordinary course of business if such grant is made pursuant to the Company’s existing stock option plans; (B) the issuance of stock by the Company to its employees upon the exercise of options issued pursuant to the Company’s existing stock option plans; (C) the grant of a right to purchase or the issuance of the Company’s common stock pursuant to the Company’s employee stock purchase plan; and (D) any refinancing, renewal or extension of the Company’s secured debt.

7.             This letter agreement shall not modify that certain Confidentiality Agreement between the Company and Synopsys, dated April 6, 2005, or the letter agreement between the Company and Synopsys dated September 13, 2005, each of which shall remain in full force and effect.

Very truly yours,

HPL TECHNOLOGIES, INC.

By:	/s/ Michael Scarpelli
Michael Scarpelli
CFO

Received and Agreed to by:

SYNOPSYS, INC.

By:	/s/ Randy Tinsley
Randy Tinsley
Vice President